Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement Nos. 333-157386 and 333-157386-01

Citigroup Funding Inc. 12 Month S&P-GSCI Precious Metals Total Return Linked Notes Due 2010 Final Term Sheet As of November 11, 2009

Issuer:	Citigroup Funding Inc.

Guarantee:	Any payments due on the Notes are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company.

Rating of Issuer’s Obligations:	The Issuer’s senior debt is currently rated A3 / P-1, Stable Outlook (Moody’s), A / A-1, Stable Outlook (S&P) and A+ / F1+, Stable Outlook (Fitch), based on the guarantee by Citigroup Inc. The Rating and Outlook are subject to change during the term of the notes.

Offering:	12 Month S&P GSCI Precious Metals Total Return Linked Notes Due 2010

Sole Underwriter:	Citigroup Global Markets Inc.

Index:	S&P GSCI Precious Metals Total Return Index (Bloomberg ticker: SPGCPMTR Index)

Index Sponsor:	Standard and Poors

Principal Amount:	US $4,000,000

Pricing Date:	November 11, 2009 (Trade Date)

Issue Date:	November 18, 2009 (Pricing Date + 5 Business Days)

Maturity Date:	The earlier of (i) December 3, 2010 and (ii) Final Valuation Date + 5 Business Days

Final Valuation Date:	The earlier of (i) November 26, 2010 and (ii) the Early Termination Date

Early Termination:	The occurrence of an Early Note Redemption and/or a Trigger Event.

Early Termination Date:	(i) In the case of Early Note Redemption, the Notice Date, or (ii) on the occurrence of a Trigger Event , the Business Day following such Trigger Event.

Final Payment Date:	Five Business Days after Final Valuation Date

Issue Price:	100% of the Principal Amount

Maturity Redemption Amount:	On the Maturity Date, Issuer shall pay noteholder an amount in USD equal to Principal Amount * [1 + Supplemental Return Amount]

Index Performance	For any Commodity Business Day,

Supplemental Return Amount:	Supplemental Return Amount may be negative, zero or positive.

Index (Initial):	1453.409, the settlement price of the Index stated in U.S. dollars, published by Standard & Poor’s or its successor and displayed on Bloomberg Screen page SPGCPMTR <INDEX> on Pricing Date.

Index (Final):

The settlement price of the Index stated in U.S. dollars, published by Standard & Poor’s or its successor and displayed on Reuters Screen page .SPGCPMTR and Bloomberg Screen page SPGCPMTR <INDEX> on the Final Valuation Date.

In case of Early Termination of the note, Index (Final) is the Index settlement price on Early Termination Date.

Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a prospectus and prospectus supplement) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement (File No. 333-157386) and the other documents Citigroup Funding and Citigroup have filed with the SEC for more complete information about Citigroup Funding, Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus and prospectus supplement by calling toll-free 1-877-858-5407.

Citigroup Funding Inc. 12 Month S&P-GSCI Precious Metals Total Return Linked Notes Due 2010 Final Term Sheet As of November 11, 2009

TBill Amount:

A rate determined as follows for all Business Days d from and excluding the Pricing Date to and including the Final Valuation Date:

“c” means that with respect to a Business Day d, the number of calendar days from (but excluding) the prior Business Day to (and including) such Business Day d.

“TBill(d-1)” means that with respect to a Business Day d, the most recent weekly auction high rate for 13 Week U.S. Treasury Bills, as reported on the website www.publicdebt.treas.gov/AI/OFBills under the column headed “Discount Rate %” published by the Bureau of Public Debt of the U.S. Treasury, or any successor source, on such Business Day d, provided, that if such auction high rate is published on such Business Day d, TBill(d-1) shall be the rate published for the most recent previous auction.

Fee:	0.49%. In the event of an Early Termination, the noteholder shall pay the Issuer the full Fee calculated from the Pricing Date to the original Final Valuation Date prior to the Early Termination occurring.

Elapsed Days:	The number of calendar days from and including the Pricing Date to and including the Final Valuation Date.

Coupon:	3 month USD-LIBOR-BBA less 0.20% * A/360 day count (adjusted), accrued from and including each Coupon Payment Date (or the Issue Date, in the case of the first interest period). 3 month USD-LIBOR-BBA rate is set two Business Days prior to Issue Date and reset two Business Days prior to 6th of each January, April, July and October. In the event of an Early Termination, the coupon will be based on LIBOR interpolated for such period.

Coupon Payment Dates:	Quarterly on the 18th of each February, May, August, commencing on February 18, 2010, provided that the final Coupon Payment Date will be the Maturity Date.

Commodity Business Day:	A day, as determined in good faith by the Calculation Agent, on which trading is generally conducted on the Exchanges for each commodity comprising the Index.

Business Day:	A day on which banks are open for business in New York or London.

Exchanges:	All primary exchanges where any components of the S&P GSCI Precious Metals Index trade, which is COMEX.

Market Disruption Event:	“Market Disruption Event” shall mean the occurrence on any Business Day, or the continuance for any number of consecutive Business Days, of any one or more of the following circumstances: (a) the termination or suspension of, or material limitation or disruption in, the trading of any exchange-traded futures contract included in the Index, or (b) the settlement price of any such futures contract has increased or decreased by an amount equal to the maximum permitted price change permitted under applicable exchange rules for such futures contract from the previous day’s settlement price, or (c) the exchange fails to publish official settlement prices for any such futures contract, or (d) the termination or material suspension of publication of the Index.

If a Market Disruption Event occurs (or is continuing) on the Pricing Date or Final Valuation Date

Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a prospectus and prospectus supplement) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement (File No. 333-157386) and the other documents Citigroup Funding and Citigroup have filed with the SEC for more complete information about Citigroup Funding, Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus and prospectus supplement by calling toll-free 1-877-858-5407.

Citigroup Funding Inc. 12 Month S&P-GSCI Precious Metals Total Return Linked Notes Due 2010 Final Term Sheet As of November 11, 2009

(each an “Applicable Date”), the Calculation Agent will calculate the value of the Index on such date utilizing (i) for those futures included in the Index that are not subject to a Market Disruption Event on the Applicable Date, the final settlement prices and (ii) for those futures contracts included in the Index that experience a Market Disruption Event on the Applicable Date (the “Disrupted Contracts”), the final settlement price for each such Disrupted Contract on the next available relevant Business Day on which a Market Disruption Event is no longer continuing for such Disrupted Contract.

Early Note Redemption:	The noteholder, on any Commodity Business Day, may by written notice to the Issuer, require the Issuer to redeem the notes in whole. Notice shall be deemed to be provided on the Commodity Business Day on which it is received by the Issuer, provided that if the notice is received after 10:00 a.m. NY Time, such notice shall be deemed to have been provided on the immediately following Commodity Business Day (the “Notice Date”).

Trigger Event:	If on any Business Day, the Index Performance on such day is equal to or less than -15%, a Trigger Event will be deemed to have occurred on such Business Day and the Issuer will redeem the notes in whole at the Trigger Event Redemption Amount determined at the Index close on the Business Day following the Trigger Event occurring, subject to the Market Disruption Event provision.

Trigger Event Redemption Amount:	The Trigger Event Redemption Amount shall be an amount determined in accordance with the formula set out in the Maturity Redemption Amount, except that the Maturity Date shall be deemed to be the Business Day following the Trigger Event occurring.

Calculation Agent:	Citibank, N.A. – Commodity Derivatives Calculations

Form and Denomination:	Registered Medium-Term Notes, Series D in minimum denominations and increments of US $1,000

Clearing and Settlement:	DTC

Listing:	None

CUSIP:	1730T0HS1

Underwriting Discount:	0.00%

Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a prospectus and prospectus supplement) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement (File No. 333-157386) and the other documents Citigroup Funding and Citigroup have filed with the SEC for more complete information about Citigroup Funding, Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus and prospectus supplement by calling toll-free 1-877-858-5407.

Disclaimers:

This Transaction is not sponsored, endorsed, sold or promoted by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“S&P”). Standard & Poor’s does not make any representation or warranty, express or implied, to the owners of this Transaction or any member of the public regarding the advisability of investing in securities generally or in this Transaction particularly or the ability of the S&P GSCI to track general stock market performance. S&P’s only relationship to the Licensee is the licensing of certain trademarks and trade names of S&P and of the S&P GSCI, which indices are determined, composed and calculated by S&P without regard to the Licensee or this Transaction. S&P has no obligation to take the needs of the Licensee or the owners of this Transaction into consideration in determining, composing or calculating the S&P GSCI. S&P is not responsible for and have not participated in the determination of the timing of, prices at, or quantities of this Transaction to be issued or in the determination or calculation of the equation by which this Transaction is to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of this Transaction.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF S&P GSCI OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE LICENSEE, OWNERS OF THE TRANSACTION OR ANY OTHER PERSON OR ENTITY FROM THE USE OF S&P GSCI OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO S&P GSCI OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a prospectus and prospectus supplement) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement (File No. 333-157386) and the other documents Citigroup Funding and Citigroup have filed with the SEC for more complete information about Citigroup Funding, Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus and prospectus supplement by calling toll-free 1-877-858-5407.